Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS APPOINTS MARK H.N. CORRIGAN, M.D., TO ITS BOARD OF DIRECTORS

Lexington, MA, June 24, 2008 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced the appointment of Mark H.N. Corrigan, M.D., to its Board of Directors. Dr. Corrigan is Executive Vice President, Research & Development at Sepracor, Inc. He also serves on the board of NeuroMed Technologies, Inc.

Dr. Corrigan has more than 20 years of experience in treating psychiatric and central nervous system disorders and is board certified in psychiatry and neurology.

Dr. Corrigan joined Sepracor in 2003 as Executive Vice President of Research and Development. Prior to joining Sepracor, he worked at the Upjohn Company, which became Pharmacia Corp. in 1996. At Pharmacia, Dr. Corrigan served as Group Vice President of Global Clinical Research and Experimental Medicine and, in 1998, was promoted to Group Vice President, Global Clinical Research, with responsibility for clinical research, biostatistical/data management and global procurement for compounds in Phases 1-3B.

Prior to joining Upjohn, Dr. Corrigan spent five years in academic research at the University of North Carolina Medical School, focusing in psychoneuroendocrinology. During his tenure, he was a principal investigator for several novel antipsychotics and continues to maintain an appointment as Adjunct Clinical Professor of Psychiatry.

Dr. Corrigan earned his undergraduate and medical degrees from the University of Virginia and subsequently received specialty training in psychiatry at Cornell and Maine Medical Center. He is a Distinguished Fellow of the American Psychiatric Association (APA).

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials for the prevention of blood loss during cardiothoracic surgery, and pre-clinical programs that address unmet medical needs in Gram-positive infections, Gram-negative infections, CDAD (Clostridium difficile-associated diarrhea), and HCV (Hepatitis C infections). Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.